Ex-(d)(4)

MAINSTAY DEFINEDTERM MUNICIPAL OPPORTUNITIES FUND

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 28th day of February, 2018, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and MacKay Shields LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated June 26, 2012 (“Agreement”); and

WHEREAS, the Manager and the Subadvisor wish to amend the Agreement to reflect the name change of the MainStay DefinedTerm Municipal Opportunities Fund (the “Fund”), as approved by the Fund’s Board of Trustees at its meeting held on December 13, 2017;

NOW, THEREFORE, the parties agree as follows:

All references to the Fund in the Agreement are revised to reflect the Fund’s new name: “MainStay MacKay DefinedTerm Municipal Opportunities Fund.”

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Yie-Hsin Hung
Name:	Thomas Lynch	Name:	Yie-Hsin Hung
Title:	Director and Associate General Counsel	Title:	Chief Executive Officer

MACKAY SHIELDS LLC

Attest:	/s/ Young Lee	By:	/s/ Lucille Protas
Name:	Young Lee	Name:	Lucille Protas
Title:	General Counsel	Title:	President